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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated January 31, 2001 (except for the second paragraph of Note 1, as to which the date is March 21, 2001 and except for the fourth paragraph of Note 2, as to which the date is March 16, 2001), accompanying the consolidated financial statements of Empyrean Bioscience, Inc. as of December 31, 2000 and 1999 and for the years then ended, contained in the Registration Statement under Form SB-2. We consent to the use of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption "Experts."


                                        /s/ Grant Thornton LLP
                                        --------------------------
                                        GRANT THORNTON LLP

Cleveland, Ohio
June 22, 2001